Exhibit 99.1

NEWS RELEASE	CONTACT:	Michael McNeil, President
HMN Financial, Inc. (507) 535-1202
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Highlights
•	Net income of $2.9 million, up $444,000, or 17.8%, over second quarter 2005
•	Diluted earnings per share of $0.73, up $0.11, over second quarter of 2005
•	Net interest income up $1.0 million, or 11.5%, over second quarter of 2005
•	Net interest margin of 4.08%, up 38 basis points over second quarter of 2005
•	Income tax expense up $436,000, or 31.3%, over second quarter of 2005

Year to Date Highlights
•	Net income of $5.7 million, up $369,000, or 6.9%, over first six months of 2005
•	Diluted earnings per share of $1.41, up $0.08, over first six months of 2005
•	Net interest income up $1.7 million, or 9.9%, over first six months of 2005
•	Net interest margin of 4.09%, up 34 basis points over first six months of 2005
•	Income tax expense up $760,000, or 27.6%, over first six months of 2005

Earnings Summary
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net income	$2,943,370	2,499,453	$5,683,776	5,314,517
Diluted earnings per share	0.73	0.62	1.41	1.33
Return on average assets	1.18%	1.01%	1.16%	1.09%
Return on average equity	12.34%	11.38%	12.08%	12.29%
Book value per share	$21.38	$19.64	$21.38	$19.64

ROCHESTER, MINNESOTA, July 20, 2006. . . HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.9 million for the second quarter of 2006, up $444,000, or 17.8%, over net income of $2.5 million for the second quarter of 2005. Diluted earnings per common share for the second quarter of 2006 were $0.73, up $0.11, or 17.7%, from $0.62 for the second quarter of 2005.

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Second Quarter Results

Net Interest Income
Net interest income was $9.7 million for the second quarter of 2006, an increase of $1.0 million, or 11.5%, compared to $8.7 million for the second quarter of 2005. Interest income was $17.0 million for the second quarter of 2006, an increase of $2.2 million, or 15.2%, from $14.8 million for the same period in 2005. Interest income increased because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 200 basis point increase in the prime interest rate between the periods. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The increase in interest income due to increased rates was partially offset by a $37 million decrease in the average outstanding loan portfolio balances between the periods. The average yield earned on interest-earning assets was 7.11% for the second quarter of 2006, an increase of 86 basis points from the 6.25% average yield for the second quarter of 2005.
Interest expense was $7.3 million for the second quarter of 2006, an increase of $1.3 million, or 20.5%, compared to $6.0 million for the second quarter of 2005. Interest expense increased because of the higher interest rates paid on deposits which were caused by the 200 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.23% for the second quarter of 2006, an increase of 53 basis points from the 2.70% average interest rate paid in the second quarter of 2005. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2006 was 4.08%, an increase of 38 basis points, compared to 3.70% for the second quarter of 2005.

Provision for Loan Losses
The provision for loan losses was $980,000 for the second quarter of 2006, an increase of $73,000, or 8.0%, from $907,000 for the second quarter of 2005. The provision for loan losses increased primarily because $10.0 million of related commercial real estate loans were downgraded and classified as non-accruing during the quarter. These loans are collateralized by real estate and are guaranteed by the borrowers. The increase in the provision related to the commercial loan risk rating downgrades was partially offset by a decrease in the provision related to the $11 million reduction in the commercial loan portfolio in the second quarter of 2006 compared to the $12 million in growth that was experienced in the second quarter of 2005. The reduction in loan growth was the result of management’s decision not to pursue long-term, low fixed-rate commercial loans in an environment of rising short-term interest rates. Total non-performing assets were $13.5 million at June 30, 2006, an increase of $9.6 million from $3.9 million at December 31, 2005. Non-performing loans increased $10.0 million, foreclosed and repossessed assets decreased $275,000 and other non performing assets decreased $106,000 during the period.

Non-Interest Income and Expense
Non-interest income was $1.8 million for the second quarter of 2006, an increase of $191,000, or 12.2%, from $1.6 million for the same period in 2005. Fees and service charges increased $110,000 between the periods primarily because of increased retail deposit account activity and fees. Security gains increased $48,000 due to increased security sales. Gain on sale of loans decreased $22,000 between the periods due to a decrease in the number of single-family mortgage loans sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market has increased as the overall market has slowed and profit margins have been lowered in order to remain competitive and maintain  origination volumes. Other non-interest income increased $59,000 primarily because of increased revenues from the sale of uninsured investment products.

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Non-interest expense was $5.8 million for the second quarter of 2006, an increase of $242,000, or 4.4%, from $5.6 million for the same period of 2005. Compensation expense increased $333,000 primarily because of annual payroll increases and increased pension costs. Occupancy expense increased $62,000 due primarily to additional costs associated with new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $42,000 due to increases in the internet and other banking services provided by the Bank’s third party processor between the periods. Other non-interest expense decreased $152,000 primarily because of decreased mortgage loan expenses and professional fees incurred during the second quarter of 2006. Income tax expense increased $436,000 between the periods due to an increase in taxable income and an effective tax rate that increased from 35.8% for the second quarter of 2005 to 38.3% for the second quarter of 2006. The increase in the effective tax rate was primarily the result of state tax law changes that were enacted in the third quarter of 2005.

Return on Assets and Equity
Return on average assets for the second quarter of 2006 was 1.18%, compared to 1.01% for the second quarter of 2005. Return on average equity was 12.34% for the second quarter of
2006, compared to 11.38% for the same quarter in 2005. Book value per common share at June 30, 2006 was $21.38, compared to $19.64 at June 30, 2005.

Six Month Period Results

Net Income
Net income was $5.7 million for the six month period ended June 30, 2006, an increase of $369,000, or 6.9%, compared to $5.3 million for the six month period ended June 30, 2005. Diluted earnings per share for the six month period in 2006 were $1.41, up $0.08, or 6.0%, from $1.33 for the same period in 2005.

Net Interest Income
Net interest income was $19.1 million for the first six months of 2006, an increase of $1.7 million, or 9.9%, from $17.4 million for the same period in 2005. Interest income was $33.0 million for the six month period ended June 30, 2006, an increase of $4.0 million, or 13.9%, from $29.0 million for the same six month period in 2005. Interest income increased because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 200 basis point increase in the prime interest rate between the periods. The increase in interest income due to increased rates was partially offset by a $30 million decrease in the average outstanding loan portfolio balance between the periods. The average yield earned on interest-earning assets was 7.05% for the first six months of 2006, an increase of 82 basis points from the 6.23% average yield for the first six months of 2005.

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Interest expense was $13.9 million for the first six months of 2006, an increase of $2.3 million, or 19.9%, compared to $11.6 million for the first six months of 2005. Interest expense increased because of the higher interest rates paid on deposits which were caused by the 200 basis point increase in the federal funds rate between the periods. The average interest rate paid on interest-bearing liabilities was 3.15% for the first six months of 2006, an increase of 52 basis points from the 2.63% average interest rate paid in the first six months of 2005. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2006 was 4.09%, an increase of 34 basis points, compared to 3.75% for the first six months of 2005.

Provision for Loan Losses
The provision for loan losses was $1.5 million for the first six months of 2006, a decrease of $48,000, from $1.5 million for the same six month period in 2005. The provision for loan losses decreased primarily because of the $23 million reduction in the commercial loan portfolio in the first six months of 2006 compared to the $52 million in growth that was experienced in the first six months of 2005. The reduction in loan growth was the result of management’s decision not to pursue long-term, low fixed-rate commercial loans in an environment of rising short-term interest rates. The decrease in the provision related to the reduced loan growth was partially offset by an increase in the provision due to increased commercial loan risk rating downgrades in the first six months of 2006 when compared to the same period of 2005. Total non-performing assets were $13.5 million at June 30, 2006, an increase of $9.6 million from $3.9 million at December 31, 2005. Non-performing loans increased $10.0 million, foreclosed and repossessed assets decreased $275,000 and other non performing assets decreased $106,000 during the period.

Non-Interest Income and Expense
Non-interest income was $3.3 million for the first six months of 2006, an increase of $251,000, or 8.4%, from $3.0 million for the same period in 2005. Fees and service charges increased $223,000 between the periods primarily because of increased retail deposit account activity and fees. Security gains increased $48,000 due to increased security sales. Gain on sale of loans decreased $69,000 between the periods due to a decrease in the number of single-family mortgage loans sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market has increased as the overall market has slowed and profit margins have been lowered in order to remain competitive and maintain origination volumes. Other non-interest income increased $42,000 primarily because of increased revenues from the sale of uninsured investment products.
Non-interest expense was $11.7 million for the first six months of 2006, an increase of $891,000, or 8.2%, from $10.8 million for the same period of 2005. Compensation expense increased $818,000 primarily because of annual payroll increases and increased pension costs. Occupancy expense increased $167,000 due primarily to additional costs associated with new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $93,000 due to increases in the internet and other banking services provided by the Bank’s third party processor between the periods. Other non-interest expense decreased $172,000 primarily because of a decrease in mortgage loan expenses and professional fees. Income tax expense increased $760,000 between the periods due to an increase in taxable income and an effective tax rate that increased from 34.1% for the first six months of 2005 to 38.2% for the first six months of 2006. The increase in the effective tax rate was primarily the result of state tax law changes that were enacted in the third quarter of 2005.

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Return on Assets and Equity
Return on average assets for the six month period ended June 30, 2006 was 1.16%, compared to 1.09% for the same period in 2005. Return on average equity was 12.08% for the six month period ended in 2006, compared to 12.29% for the same period in 2005.

President’s Statement
“Net earnings continued to improve despite the challenging interest rate environment,” said HMN President, Mike McNeil. “The increase in net income was primarily the result of an improved net interest margin that reflected an improved deposit mix. We believe that actively managing our net interest margin will continue to have a positive effect on earnings.”

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in Sartell and Rochester, Minnesota. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company’s financial expectations for earnings and revenues and the management of net interest margin. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, changes in monetary and fiscal policies of the federal government, or changes in tax laws. Additional factors that may cause actual results to differ from the Company's assumptions and expectations include those set forth in the Company's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

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HMN FINANCIAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(unaudited)

Assets
Cash and cash equivalents	$62,608,169	47,268,795
Securities available for sale:
Mortgage-backed and related securities (amortized cost $7,055,100 and $7,428,504)	6,267,160	6,879,756
Other marketable securities (amortized cost $139,615,255 and $113,749,841)	138,953,180	112,778,813
	145,220,340	119,658,569

Loans held for sale	7,128,570	1,435,141
Loans receivable, net	757,621,273	785,678,461
Accrued interest receivable	4,396,521	4,460,014
Real estate, net	1,101,060	1,214,621
Federal Home Loan Bank stock, at cost	8,400,700	8,364,600
Mortgage servicing rights, net	2,296,433	2,653,635
Premises and equipment, net	12,025,027	11,941,863
Investment in limited partnerships	125,489	141,048
Goodwill	3,800,938	3,800,938
Core deposit intangible, net	162,831	219,760
Prepaid expenses and other assets	2,530,750	1,854,948
Deferred tax asset	2,516,800	2,544,400
Total assets	$1,009,934,901	991,236,793

Liabilities and Stockholders’ Equity
Deposits	$748,355,396	731,536,560
Federal Home Loan Bank advances	160,900,000	160,900,000
Accrued interest payable	1,568,173	2,085,573
Advance payments by borrowers for taxes and insurance	779,722	1,038,575
Accrued expenses and other liabilities	4,707,906	4,947,816
Total liabilities	916,311,197	900,508,524
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value): authorized 11,000,000; issued shares 9,128,662	91,287	91,287
Additional paid-in capital	57,689,740	58,011,099
Retained earnings, subject to certain restrictions	102,784,471	98,951,777
Accumulated other comprehensive (loss)	(875,415)	(917,577)
Unearned employee stock ownership plan shares	(4,254,285)	(4,350,999)
Unearned compensation restricted stock awards	0	(182,521)
Treasury stock, at cost 4,748,698 and 4,721,402 shares	(61,812,094)	(60,874,797)
Total stockholders’ equity	93,623,704	90,728,269
Total liabilities and stockholders’ equity	$1,009,934,901	991,236,793

HMN FINANCIAL, INC. AND SUBSIDIARIES Consolidated Statements of Income (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest income:
Loans receivable	$15,081,511	13,769,340	29,784,291	27,102,359
Securities available for sale:
Mortgage-backed and related	68,869	84,288	139,431	174,056
Other marketable	1,322,547	654,182	2,212,178	1,295,938
Cash equivalents	452,434	175,671	708,860	227,940
Other	85,984	89,232	148,805	168,760
Total interest income	17,011,345	14,772,713	32,993,565	28,969,053

Interest expense:
Deposits	5,516,428	4,199,791	10,384,109	7,902,422
Federal Home Loan Bank advances	1,744,879	1,826,501	3,470,735	3,649,192
Total interest expense	7,261,307	6,026,292	13,854,844	11,551,614
Net interest income	9,750,038	8,746,421	19,138,721	17,417,439
Provision for loan losses	980,000	907,000	1,495,000	1,543,000
Net interest income after provision for loan losses	8,770,038	7,839,421	17,643,721	15,874,439

Non-interest income:
Fees and service charges	795,808	685,357	1,510,586	1,287,954
Mortgage servicing fees	301,259	303,363	604,934	596,343
Securities gains, net	48,122	0	48,122	0
Gains on sales of loans	302,608	324,173	548,585	617,489
Losses in limited partnerships	(9,059)	(6,500)	(15,559)	(14,210)
Other	327,223	268,206	555,627	513,754
Total non-interest income	1,765,961	1,574,599	3,252,295	3,001,330

Non-interest expense:
Compensation and benefits	3,117,702	2,784,578	6,376,573	5,558,682
Occupancy	1,103,392	1,041,460	2,203,684	2,036,714
Deposit insurance premiums	24,792	34,619	55,989	62,525
Advertising	107,501	105,765	238,159	189,673
Data processing	287,043	245,351	575,758	482,839
Amortization of mortgage servicing rights, net	236,551	271,089	453,091	510,122
Other	886,648	1,038,805	1,799,786	1,971,497
Total non-interest expense	5,763,629	5,521,667	11,703,040	10,812,052
Income before income tax expense	4,772,370	3,892,353	9,192,976	8,063,717
Income tax expense	1,829,000	1,392,900	3,509,200	2,749,200
Net income	$2,943,370	2,499,453	5,683,776	5,314,517
Basic earnings per share	$0.77	0.65	1.48	1.39
Diluted earnings per share	$0.73	0.62	1.41	1.33

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Six Months Ended
SELECTED FINANCIAL DATA:	June 30,		June 30,
(dollars in thousands; except per share data)	2006	2005	2006	2005
I. OPERATING DATA:
Interest income	$17,011	14,773	32,994	28,969
Interest expense	7,261	6,027	13,855	11,552
Net interest income	9,750	8,746	19,139	17,417

II. AVERAGE BALANCES:
Assets (1)	1,003,183	991,455	988,229	980,045
Loans receivable, net	767,774	806,267	772,993	803,334
Mortgage-backed and related securities (1)	7,162	8,823	7,261	9,056
Interest-earning assets (1)	959,477	948,304	944,295	937,875
Interest-bearing liabilities	900,825	896,210	886,081	886,447
Equity (1)	95,690	88,100	94,876	87,227

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.18%	1.01%	1.16%	1.09%
Interest rate spread information:
Average during period	3.88	3.55	3.89	3.60
End of period	3.92	3.65	3.92	3.65
Net interest margin	4.08	3.70	4.09	3.75
Ratio of operating expense to average
total assets (annualized)	2.30	2.23	2.39	2.22
Return on average equity (annualized)	12.34	11.38	12.08	12.29
Efficiency	50.05	53.50	52.27	52.95

	June 30,	December 31,	June 30,
	2006	2005	2005
IV. ASSET QUALITY:
Total non-performing assets	$13,491	3,883	12,475
Non-performing assets to total assets	1.34%	0.39%	1.27%
Non-performing loans to total loans
receivable, net	1.62%	0.30%	1.38%
Allowance for loan losses	$10,216	8,778	10,223
Allowance for loan losses to total loans
receivable, net	1.35%	1.11%	1.25%
Allowance for loan losses to
non-performing loans	82.93	376.88	90.26

V. BOOK VALUE PER SHARE:
Book value per share	$21.38	20.59	19.64

	Six Months Ended	Year Ended	Six Months Ended
	June 30, 2006	Dec 31, 2005	June 30, 2005
VI. CAPITAL RATIOS:
Stockholders' equity to total assets,
at end of period	9.27%	9.15%	8.78%
Average stockholders' equity to
average assets(1)	9.60	9.05	8.90
Ratio of average interest-earning assets to
average interest-bearing liabilities(1)	106.57	105.96	105.80
	June 30,	December 31,	June 30,
	2006	2005	2005
VII. EMPLOYEE DATA:
Number of full time equivalent employees	212	208	209

(1)	Average balances were calculated based upon amortized cost without the market value impact of SFAS 115